                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Citadel Communications Corporation:

We consent to incorporation by reference in the registration statements (No. 333-65279, No. 333-85701 and No. 333-85703) filed on Form S-8 and No. 333-92593 on Form S-3 of Citadel Communications Corporation of our report dated March 24, 2000 on the combined balance sheets of Broadcasting Partners Holdings Radio Group as of December 31, 1998 and 1999 and the related combined statements of operations, partners' capital and cash flows for the period from January 9, 1997 (inception) through December 31, 1997 and for each of the years in the two-year period ended December 31, 1999, which report appears in Form 8-K of Citadel Communications Corporation dated April 15, 2000.

Our report refers to a change in accounting for start-up costs.

                                  /s/ KPMG LLP

McLean, Virginia
April 27, 2000